Exhibit 99.1

Press Release	Schlumberger

Schlumberger subsidiaries announce Tender Offers for their bonds

Paris, 12 June 2003, Schlumberger S.A. (“SSA”) is offering to purchase for cash any and all of its outstanding €850,000,000 5.25% Guaranteed Bonds due 2008 (the “SSA Series A Bonds”) and up to €200 million in Total Consideration of its outstanding €500,000,000 5.875% Guaranteed Bonds due 2011 (the “SSA Series B Bonds”).

London, 12 June 2003, Schlumberger PLC (“SPLC”) is offering to purchase for cash up to £100 million in Total Consideration of its outstanding £250,000,000 6.25% Guaranteed Bonds due 2008 (the “SPLC Series A Bonds”) (and together with the SSA Series A Bonds and the SSA Series B Bonds, the “Bonds”). Each offer (an “Offer” and together, the “Offers”) is made upon the terms and subject to the conditions contained in the Tender Offer Document.

Pricing

The price payable for each series (the “Purchase Price”) will be based upon a fixed spread over the yield to maturity of the reference government bond as described in the table below, based on the average of the bid and the offer price for such reference government bond as reported by Bloomberg (pages PXGB and PXUK, as applicable) at 2:00 PM CET on the date which is two business days prior to the applicable expiration date of the Offer for that series using standard market practice.

Security Description	Common Code/ISIN	Outstanding Aggregate Principal Amount	Amount Subject to Offer	Reference Bond(s)	Fixed Spread(s)	Early Tender Premium (per €1,000/€1,000 in principal amount)
5.25% Guaranteed Bonds due 2008	013665605 XS0136656054	€850,000,000	Any and all of the SSA Series A Bonds	4.125% German Government Bund due 4 July 2008	0.15%	None

5.875% Guaranteed Bonds due 2011	013665699 XS0136656997	€500,000,000	Up to €200 million in Total Consideration of the SSA Series B Bonds	5.0% German Government Bund due 4 July 2011	0.35%	€15.00

6.25% Guaranteed Bonds due 2008	013665788 XS0136657888	£250,000,000	Up to £100 million in Total Consideration of the SPLC Series A Bonds	5.0% U.K. Treasury Gilt due 7 March 2008	0.50%	£7.50

Key Terms of the Offers

SSA and SPLC are seeking to retire Bonds for an aggregate Total Consideration not to exceed U.S.$1.4 billion (based on exchange rates on the relevant price determination date).

The Offer by SSA for the SSA Series A Bonds expires at 5:00 PM CET on 27 June 2003 unless extended or terminated by SSA. The Offer by SSA for the Series B Bonds and the Offer by SLPC for the SPLC Series A Bonds each expire at 5:00 PM CET on 15 July 2003 unless extended or terminated by SSA or SPLC, respectively.

Pricing will be determined two business days prior to the applicable expiration date for each Offer. The settlement date for each Offer will be four business days after the relevant expiration date for an Offer.

Holders of SSA Series B Bonds and SPLC Series A Bonds who validly tender (and do not withdraw) their respective Bonds prior to 5:00 PM CET on 27 June 2003 will receive an additional €15.00 per €1,000 of SSA Series B Bonds accepted and £7.50 per £1,000 of SPLC Series A Bonds accepted (each an “Early Tender Premium”) in addition to the Purchase Price and accrued interest under the relevant Bonds. There is no Early Tender Premium in respect of the SSA Series A Bonds.

Each of the Offers may be amended, terminated or cancelled by SSA or SPLC, as applicable, in its sole discretion. Payment of the Purchase Price, accrued interest and Early Tender Premium, if applicable, will only become payable upon acceptance of the relevant Bonds tendered in the Offer.

Under no circumstances shall the Offers constitute, or be construed, as a public offer of securities. In particular, the Offers are not being made to the public in the Republic of France. The Tender Offer Document is not meant to be transmitted into the Republic of France to any person who is not a qualified investor (as defined in article L.411-2 of the French Code monétaire et financier and Decree No. 98-888 dated 1 October 1998). The Offers shall not be made nor tenders of Bonds accepted in circumstances which are unlawful.

Bondholders who wish to accept the Offers should refer to the Tender Offer Document for the procedures which must be followed to accept.

Pro Ration

The Total Consideration shall be the maximum amount payable by each of SSA and/or SPLC, as applicable, with respect to each series of Bonds to be accepted for payment, and shall include the Purchase Price for such series, accrued interest and Early Tender Premium, if applicable.

Acceptance of the SSA Series B Bonds or SPLC Series A Bonds may be subject to proration if the amount tendered is greater than the amount SSA or SPLC, respectively, has offered to purchase.

Further Information

The Tender Offers are described in the Tender Offer Document dated 12 June 2003 which is available for collection from the Tender Agent to current bondholders. BNP Paribas, Citigroup Global Markets Limited and Goldman Sachs are Dealer Managers for the Tender Offers.

Requests for the Tender Offer Document or related documents and other relevant information in relation to the tenders should be directed to:

The Tender Agents

Citibank, N.A.	Dexia Banque Internationale à Luxembourg, société anonyme
P.O. Box 180555 5 Carmelite Street London EC4Y 0PA United Kingdom	69, route d’Esch L-2953 Luxembourg Luxembourg

Attn: Exchange Team Tel: +44 (0) 207 508 3867 Fax: +44 (0) 207 508 3866 Email: exchange.gats@citigroup.com	Attn: Fiscal and Listing Agencies, ref: Tender Offer/Schlumberger Tel: +352 4590 3550 Fax: +352 4590 4227

Requests for all other information in relation to the Tender Offers should be directed to:

The Dealer Managers

BNP Paribas	Citigroup Global Markets Limited	Goldman Sachs International
10 Harewood Avenue London NW1 6AA United Kingdom	Citigroup Centre 33 Canada Square Canary Wharf London E14 5LB United Kingdom	Peterborough Court 133 Fleet Street London EC4A 2BB United Kingdom

Attn: Fixed Income Syndicate Tel: +44 (0) 20 7595 8222 Fax: +44 (0) 20 7595 2555 Email: mary.chapman@bnpparibas.com	Attn: The Liability Management Group Tel: +44 (0) 20 7986 8969 Fax: +44 (0) 20 7986 1912 Email: graham.bahan@citigroup.com	Attn: Ronan McCullough Tel: +44 (0) 20 7774 5172 Fax: +44 (0) 20 7774 2330 Email: ronan.mccullough@gs.com